Exhibit 4.12

Francois Barrault
81 Newgate Street
London
EC1A 7AJ

17 September 2007

Dear Francois,

Amendment to Management Agreement

As has been previously discussed, it has been agreed to make changes to your Management Agreement dated April 26, 2004 with Alcoria Benelux NV.

In Article 3 the Management Fee will be 675,000 EURO.

To acknowledge your acceptance of this variation of your Management Agreement will you please return the enclosed duplicate of this letter with the form of acceptance duly signed.

Yours sincerely

/s/ Larry Stone
Larry Stone

Accepted and Agreed

Signature	/s/ Francois Barrault
Francois Barrault

Dated 17/9/07

Larry Stone
Company Secretary
BT Group

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